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                   IN THE UNITED STATES BANKRUPTCY COURT
                        FOR THE DISTRICT OF DELAWARE


IN RE:                                      )
                                            )      CHAPTER 11
GOSS GRAPHIC SYSTEMS, INC., ET AL.,(1)      )
                                            )      CASE NO. 99-2756 (PJW)
                              DEBTORS.      )      (JOINTLY ADMINISTERED)
                                            )

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           AMENDMENT TO SECOND AMENDED PLAN OF REORGANIZATION OF
            GOSS GRAPHIC SYSTEMS, INC., GGS HOLDINGS, INC. AND
        GOSS REALTY, L.L.C. UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

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     The above-captioned debtors and debtors in possession in the above-captioned chapter 11 cases (the "Debtors") as proponents of the Second Amended Plan of Reorganization of Goss Graphic Systems, Inc., GGS Holdings, Inc. and Goss Realty, L.L.C. under Chapter 11 of the Bankruptcy Code (the "Plan") hereby make the following amendments to the Plan:

     1.    The following definition will be added to Article I.B. of the Plan:

           "New Rockwell Equity Distribution" means the 350,000 shares of New Holdings Common Stock issued to Rockwell International Corporation or its designee, subject to dilution by the Management Equity as provided under the Lock-Up Agreement.

     2. The definition of Stonington Capital Contribution in Article I.B. of the Plan will be deleted in its entirety and replaced with the following language:

           "Stonington Capital Contribution" means that certain $50 million contribution of capital to the Debtors made pursuant to the terms of the Lock-Up Agreement, and in exchange for which on the Effective Date Stonington shall receive 6,513,750 shares of New Holdings Common Stock, subject to dilution by the Management Equity as provided under the Lock-Up Agreement.

     3. Article III.C.5.(b), Treatment of Class S5 -- Old Note Claims will be deleted in its entirety and replaced with the following language:



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(1)  The Debtors are the following entities: Goss Graphic Systems, Inc.; GGS
     Holdings, Inc.; and Goss Realty, L.L.C.



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           TREATMENT: On or as soon as practicable after the Effective Date, each Holder of an Allowed Old Note Claim shall receive, in full and final satisfaction of such Claim, a Pro Rata distribution of the New Notes and a Pro Rata share of 3,136,250 shares of New Holdings Common Stock, subject to dilution by the Management Equity as provided under the Lock-Up Agreement.

     4. Article III.B.6.(b), Treatment of Class H6 -- Rockwell Preferred Equity Interests will be deleted in its entirety and replaced with the following language:

           On or as soon as practicable after the Effective Date, the Holder of the Rockwell Preferred Equity Interest shall receive, in full and final satisfaction of such Claim, the New Rockwell Equity Distribution.

                                    KIRKLAND & ELLIS
                                    James H.M. Sprayregen
                                    Matthew N. Kleiman
                                    200 East Randolph Drive
                                    Chicago, Illinois 60601
                                    (312) 861-2000

                                             and

                                    YOUNG CONAWAY STARGATT & TAYLOR, LLP
                                    Laura Davis Jones (#2436)
                                    Michael R. Nestor (No. 3526)
                                    11th Floor, Rodney Square North
                                    P.O. Box 391
                                    Wilmington, Delaware 19899-0391
                                    (302) 571-6600

                                    Co-Counsel for the Debtors and Debtors
                                    in Possession

Dated: October 21, 1999